Exhibit 99.1

Inspire Veterinary Partners Announces Acquisition of Valley Veterinary Service Animal Hospital

•	Latest acquisition brings the total number of Inspire locations to 14.

•	Expansion into a new state, Pennsylvania.

•	Pipeline of attractive potential acquisitions of animal hospitals remains active.

Virginia Beach, VA, (November 8, 2023) (ACCESSWIRE) - - Inspire Veterinary Partners, Inc. (Nasdaq: IVP) (“Inspire” or the “Company”), an owner and provider of pet health care services throughout the U.S., today announced that it has completed the acquisition of Valley Veterinary Service, Inc. animal hospital located in Pennsylvania, Inspire’ first entry in that state.

Valley Veterinary Service’s 2022 gross revenues were in excess of $1.7 million. As part of the transaction, Inspire acquired certain real estate assets related to Valley Veterinary hospital.

Kimball Carr, Chairman, President & Chief Executive Officer of Inspire, stated, “We are very excited to enter Pennsylvania and to collaborate with this remarkably committed and talented team who have been serving their community for years. The Valley team is expected to continue to operate the hospital and provide the same incredible care and service they have to so many clients and pets, while IVP leverages our expertise and infrastructure to enable the team at Valley to continue to be their best. Inspire looks forward to future nationwide growth opportunities.”

About Inspire Veterinary Partners, Inc.

Inspire Veterinary Partners is an owner/operator of  veterinary hospitals in the US. As the Company expands, it expects to acquire additional veterinary hospitals, including general practice, mixed animal facilities, and critical and emergency care.

For more information, please visit: www.inspirevet.com.

Connect with Inspire Veterinary Partners, Inc.

Facebook

https://www.facebook.com/InspireVeterinaryPartners/

LinkedIn

https://www.linkedin.com/company/inspire-veterinary-partners/

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to anticipated acquisitions, or factors that result in changes to the Company's anticipated results of operations related to acquisitions. These and other risks and uncertainties are described more fully in the section captioned ”Risk Factors“ in the Company’s Registration Statement on Form S-1 filed with the SEC. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

TraDigital IR
Kevin McGrath
+1-646-418-7002
kevin@tradigitalir.com

General Inquires

Morgan Wood

Mwood@inspirevet.com

Source: Inspire Veterinary Partners, Inc.